UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2009

HORIZON LINES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Organization)		Identification No.)
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
(Address of Principal Executive Offices, including Zip Code)
(704) 973-7000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Puerto Rico Class Action Settlement Agreement
On June 11, 2009, Horizon Lines, Inc. (the “Company”) entered into a Settlement Agreement (the “Agreement”) providing for the settlement of the outstanding class action litigation related to ocean shipping services in the Puerto Rico tradelane. The plaintiffs allege price-fixing in violation of the Sherman Act and Puerto Rican antitrust laws. The Agreement is subject to the approval of the United States District Court for the District of Puerto Rico (the “Court”) and the Company’s right to terminate the Agreement under certain circumstances. There can be no assurance that the Agreement will be approved by the Court or that it will not be terminated by the Company.
Under the Agreement, the Company has agreed to pay $20 million and to certain base-rate freezes. The payment terms would require the Company to pay into an escrow account $20 million as follows:
•	$5 million within five business days following execution of the Agreement and submission of a motion for preliminary approval to the Court;

•	$5 million within 90 days after preliminary approval of the Agreement by the Court; and

•	$10 million within five business days after final approval of the Agreement by the Court.
The base-rate freeze component of the Agreement provides that class members who have contracts in the Puerto Rico trade with the Company as of the effective date of the settlement would have the option, in lieu of receiving cash, to have their “base rates” frozen for a period of two years. The base-rate freeze would run for two years from the expiration of the contract in effect on the effective date of the settlement. All class members would be eligible to share in the $20 million cash component, but only contract customers of the Company would be eligible to elect the base-rate freeze in lieu of receiving cash.
As previously reported, the Company received a grand jury subpoena and search warrant from the U.S. District Court for the Middle District of Florida seeking information regarding an investigation by the Antitrust Division of the U.S. Department of Justice into possible antitrust violations in the domestic ocean shipping business, including Puerto Rico. The Company is cooperating with the Antitrust Division in that investigation. Also, several class action lawsuits relating to ocean shipping services in the Hawaii and Guam tradelanes and the Alaska tradelane have been filed against the Company. The Company intends to vigorously defend itself against those purported class action lawsuits.
The above summary of the material terms of the Agreement is qualified in its entirety by reference to the complete text of the Agreement filed herewith as Exhibit 10.1 and is incorporated in this Item 1.01 by reference. The Company also issued a press release on June 12, 2009, announcing the Agreement, a copy of which is attached as Exhibit 99.1 and is incorporated in this Item 1.01 by reference.

Credit Agreement Amendment
On June 11, 2009, the Company entered into the First Amendment to Credit Agreement (the “Credit Agreement Amendment”) amending certain provisions of the Credit Agreement, dated as of August 8, 2007 (the “Credit Agreement”), among the Company, as borrower, certain of the Company’s subsidiaries, as guarantors, a consortium of lenders (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).
The Credit Agreement Amendment is intended to provide the Company the flexibility that it needs to effect the settlement of the Puerto Rico class action litigation by amending the definitions of Consolidated EBITDA. Pursuant to the terms of the Credit Agreement Amendment, the definition of Consolidated EBITDA is amended to add certain charges (i) related to the Puerto Rico settlement and (ii) for litigation expenses related to antitrust litigation matters in an amount not to exceed $25 million in the aggregate and $15 million over a 12-month period, back to the calculation of Consolidated EBITDA. The definition of Consolidated EBITDA is used to determine whether the Company is in compliance with its secured leverage ratio and interest coverage ratio, as well as its ability to make certain restricted payments.
The pricing under the Credit Agreement has been adjusted as a result of the Credit Agreement Amendment. The interest rate for borrowings under the Credit Agreement has been increased by 1.50% and there has been an increase in the commitment fee. In addition, the Credit Agreement Amendment resulted in a reduction in the senior revolving credit facility to $225 million from $250 million and the elimination of the $150 million incremental facility. Also, certain other covenants have been modified in connection with the Credit Agreement Amendment.
The above summary of the material terms of the Credit Agreement Amendment is qualified in its entirety by reference to the complete text of the Credit Agreement Amendment filed herewith as Exhibit 10.2 and is incorporated in this Item 1.01 by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC. (Registrant)
Date: June 12, 2009	By:	/s/ Robert S. Zuckerman
Robert S. Zuckerman
Vice President, General Counsel and Secretary

Exhibit Index
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

10.1	Settlement Agreement, dated June 11, 2009

10.2	First Amendment to Credit Agreement, dated June 11, 2009

99.1	Press Release, dated June 12, 2009